Consolidated Natural Gas Company           Notice of Annual Meeting
CNG Tower                                  and Proxy Statement
625 Liberty Avenue                         1995
Pittsburgh, Pennsylvania  15222-3199       CNG
                                           Consolidated Natural Gas Company
Gas Distribution
The East Ohio Gas Company
Cleveland, Ohio

The Peoples Natural Gas Company
Pittsburgh, Pennsylvania

Virginia Natural Gas, Inc.
Norfolk, Virginia

Hope Gas, Inc.
Clarksburg, West Virginia

West Ohio Gas Company
Lima, Ohio

Gas Transmission
CNG Transmission Corporation
Clarksburg, West Virginia

Exploration and Production
CNG Producing Company
New Orleans, Louisiana

Energy Services
CNG Energy Services Corporation
Pittsburgh, Pennsylvania

CNG Power Company
Pittsburgh, Pennsylvania

CNG

CONSOLIDATED NATURAL GAS COMPANY








                                  March 22, 1995




Dear Stockholder:

You are cordially invited to attend the 1995 Annual Meeting of Stockholders to be held on Tuesday, May 16, 1995, at 9:00 a.m. Eastern Time at the Sheraton Gateway Hotel, Atlanta Airport, 1900 Sullivan Road, College Park, Georgia 30337.

The business items to be acted on during the Meeting are listed in the Notice of Meeting and are described more fully in the Proxy Statement. The Board of Directors has given careful consideration to these proposals and believes that Proposals 1 and 2 are in the best interests of the Company and that Proposal 3 is not in the best interests of the Company. The Board recommends that you vote FOR Proposals 1 and 2 and AGAINST Proposal 3.

It is important that you be represented at the Annual Meeting in person or by proxy. Whether or not you plan to attend, we urge you to mark, sign, date and return the enclosed proxy card promptly in the postage paid envelope provided. If you plan to attend, please check the appropriate box on the proxy card.

Thank you for your cooperation.


                                  Sincerely,


                                  GEORGE A. DAVIDSON, JR.


                                  George A. Davidson, Jr.
                                  Chairman of the Board and
                                     Chief Executive Officer

CONSOLIDATED NATURAL GAS COMPANY
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


The Annual Meeting of Consolidated Natural Gas Company will be held on Tuesday, May 16, 1995, at 9:00 a.m. Eastern Time at the Sheraton Gateway Hotel, Atlanta Airport, 1900 Sullivan Road, College Park, Georgia 30337. Stockholders of record at the close of business on March 22, 1995, will be entitled to vote at the Meeting and any adjournment thereof.

The agenda for the Meeting includes:

     1.  Election of four Directors.
     2. Ratification of the appointment of Price Waterhouse as independent accountants.
     3.  Action on a stockholder-proposed resolution.
     4. Transaction of any other business which may properly be brought before the Meeting.

In the event you cannot be present in person, please sign and promptly return the enclosed proxy card in the accompanying postage paid envelope so that your shares will be represented at the Meeting.
Prompt return of proxies will save the Company the expense of further requests for proxies to insure a quorum.


                                  By order of the Board of Directors,


                                  LAURA J. MCKEOWN


                                  Laura J. McKeown
                                  Secretary



Pittsburgh, Pennsylvania
March 22, 1995






ATTENTION: Stockholders Participating in the Dividend Reinvestment Plan The accompanying proxy card reflects the total shares of Common Stock registered in your name directly, as well as any full shares credited to your Dividend Reinvestment Plan account.

CONSOLIDATED NATURAL GAS COMPANY
PROXY STATEMENT

This statement and proxy card, mailed to stockholders commencing March 31, 1995, are furnished in connection with the solicitation by the Board of Directors of Consolidated Natural Gas Company of proxies to be voted at the Annual Meeting of Stockholders, and any adjournment thereof, for the purposes stated in the Notice of the Annual Meeting. Any stockholder who cannot attend is requested to sign and return the accompanying proxy card promptly. The proxy reflects the number of shares registered in a stockholder's name directly and, for participants in the Company's Dividend Reinvestment Plan, includes full shares credited to a participant's Dividend Reinvestment Plan account. Proxies so given will be voted on all matters brought before the Meeting and, as to the matters with respect to which a choice is specified, will be voted as directed. The cost of solicitation will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or telecopy, by employees of the Company and its subsidiaries with no special compensation to these employees. Kissel-Blake Inc., 25 Broadway, New York, New York 10004, has been retained to assist in the solicitation of proxies at an estimated cost of $10,000. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for expenses incurred in sending proxy material to their principals.

	Any proxy given pursuant to this solicitation may be revoked at any time prior to exercise by written notice to the Corporate Secretary, by filing a later dated executed proxy, or by attending and voting at the Annual Meeting. The address of the principal executive offices of the Company is Consolidated Natural Gas Company, CNG Tower, 625 Liberty
Avenue, Pittsburgh, Pennsylvania 15222-3199.

	VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF. Holders of Common Stock, $2.75 par value, of record on March 22, 1995, have one vote for each share held. On March 13, 1995, 93,067,185 shares of Common Stock were outstanding. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

	The following table indicates the beneficial ownership, as of January 31, 1995, of the Company's Common Stock with respect to the only person known to the Company to be the beneficial owner of more than 5% of such Common Stock. On January 31, 1995, 93,029,650 shares of Common Stock were outstanding.

                                     Amount and Nature      Percent
      Name and Address of              of Beneficial     of Outstanding
        Beneficial Owner                 Ownership        Common Stock
__________________________________________________________________________

Trustees, Alternate Thrift Trust of
  Employees Thrift Plans
CNG Tower, 625 Liberty Avenue
Pittsburgh, PA  15222-3199               11,788,835(1)        12.7%
____________________

(1) Such shares are beneficially owned in varying amounts by 7,194 employees, no one of whom beneficially owned in excess of 14,000 shares in the Plans, or 2/100ths of 1% of the shares outstanding.
Such shares are voted pursuant to confidential instructions of participating employees and in the absence of instructions such shares are not voted. A Registration Statement relating to various investment options available to participants in the Plans has been made effective under the Securities Act of 1933 and is on file with the Securities and Exchange Commission (SEC).
__________________________________________________________________________

	The Board of Directors does not know of any other persons or groups who beneficially own 5% or more of the outstanding shares of Common
Stock.

	ANNUAL REPORT. Commencing on or about March 15, 1995, the Company's Annual Report for the year ended December 31, 1994, including financial statements, was mailed to stockholders of record on March 1, 1995, and will be mailed to any additional persons who were not stockholders on that date but are stockholders of record on March 22, 1995. The
Company will provide a copy of the Annual Report to any stockholder of record after March 22, 1995, upon request in writing to the Corporate Secretary, Consolidated Natural Gas Company, CNG Tower, 625 Liberty
Avenue, Pittsburgh, Pennsylvania  15222-3199.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board of Directors consists of twelve members divided into three classes. Each class has a three-year term, and only one class is elected each year. There are no family relationships among any of the nominees, Continuing Directors and Executive Officers of the Company nor any arrangement or understanding between any Director or Executive Officer or any other person pursuant to which any of the nominees has been nominated.
During 1994, each of the members of the Board of Directors attended more than 75% of the aggregate of the Board meetings and meetings held by all committees of the Board on which the Director served during the periods that the Director served.

	On recommendation of the Nominating Committee of the Board of Directors, four incumbent Class II Directors have been designated nominees for reelection; each has consented to be a nominee and to serve if elected. The remaining Directors will continue to serve in accordance with their previous elections. Professor Levitt, having reached the mandatory retirement age, will retire on the date of the Annual Meeting, at which time the size of the Board shall be decreased from twelve to eleven members. The names and other information concerning the four persons nominated for a term of three years and the seven continuing Board members are set forth by Class on pages 7 through 12 of this Proxy Statement. The personal information has been furnished to the Company by the nominees and other Directors. Unless you specify otherwise on your signed proxy card, your shares will be voted FOR the election of the four persons named below to three-year terms as Directors. In the event of an unexpected vacancy on the slate of nominees, your shares will be voted for the election of a substitute nominee if one shall be designated by the Board. If any nominee for election as Director is unable to serve, which the Board of Directors does not anticipate, the persons named in the proxy may vote for another person in accordance with their judgment.

VOTE NEEDED FOR ELECTION OF DIRECTORS

Directors are elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Any shares not voted (whether by abstention, broker non-vote or votes withheld) are not counted as votes cast for such individuals and will be excluded from the vote.

BOARD RECOMMENDATION

The Board recommends that stockholders vote FOR Proposal 1, and the accompanying proxy will be so voted, unless a contrary specification is made.

DIRECTORS NOMINATED FOR ELECTION TO THE BOARD WITH A TERM EXPIRING MAY
1998



(photo        J. W. CONNOLLY           Chair:  Financial Policy
 omitted)     Age 61                             Committee
              Director since 1984     Member:  Compensation and
                                                 Benefits Committee
                                               Executive Committee
                                               Nominating Committee


              Mr. Connolly served as Senior Vice President and Director of
              H. J. Heinz Company, Pittsburgh, Pennsylvania, a processed food products manufacturer, from 1985 to his retirement in December 1993. He served as President and Chief Executive
Officer of Heinz U.S.A., a division of the H. J. Heinz Company, from
1980 to 1985, and served as Executive Vice President of that company from 1979 to 1980. He was President and Chief Executive Officer of The Hubinger Company, a Heinz Company subsidiary, from 1976 to 1979,
Treasurer of H. J. Heinz Company from 1973 to 1976, and a Vice President of Ore-Ida Foods, Inc., a Heinz Company subsidiary, from 1967 to 1973.
An attorney by profession, Mr. Connolly joined the Law Department of the
H. J. Heinz Company in 1961.  He is a Director of Mellon Bank
Corporation, Mellon Bank, N.A., Presbyterian-University Health System and the University of Pittsburgh Medical Center System. He is also a Trustee of the University of Pittsburgh.


(photo        GEORGE A. DAVIDSON, JR.  Chair:  Executive Committee
 omitted)     Age 56                  Member:  Financial Policy
              Director since 1985                Committee
                                               Nominating Committee


              Mr. Davidson has served as Chairman of the Board and Chief Executive Officer of the Company since May 1987, and has been employed by the Consolidated System since 1966. He served as Vice Chairman and Chief Operating Officer of the Company from
January 1987 to May 1987, and Vice Chairman from October 1985 to January 1987. He served as President of CNG Transmission Corporation (1) from
1984 through 1985. He had been Vice President, System Gas Operations, for Consolidated Natural Gas Service Company, Inc.,(1) from 1981 to
1984, and was Assistant Vice President, Rates and Certificates, of that company from 1975 to 1981. Mr. Davidson held various other positions in the Rates and Certificates Department from 1966 to 1975. Mr. Davidson serves on the National Petroleum Council and the Allegheny Conference on Community Development. He is a Director of the American Gas
Association, PNC Bank Corp. and B. F. Goodrich Company. He is also a Trustee of the University of Pittsburgh.

(1)  Wholly owned subsidiary of the Company.

DIRECTORS NOMINATED FOR ELECTION TO THE BOARD WITH A TERM EXPIRING MAY
1998


(photo        LESTER D. JOHNSON
 omitted)     Age 63
              Director since 1992


              Mr. Johnson has served as Vice Chairman and Chief Financial Officer of the Company since January 1995 and Director since May 1992, and has been employed by the Consolidated System since 1955. He served as Executive Vice President and Chief
Financial Officer of the Company from March 1992 to December 1994,
Senior Vice President and Chief Financial Officer from 1986 to 1992, and Vice President and Chief Financial Officer from 1984 to 1986. He had been Vice President and Treasurer from 1982 to 1984, Treasurer from 1979 to 1982 and Assistant Treasurer from 1970 to 1979. He joined The
Peoples Natural Gas Company(1) in 1955 and held a succession of financial posts. He is a member of the Finance Committee of the American Gas Association.



(photo        RICHARD P. SIMMONS       Chair:  Audit Committee
 omitted)     Age 63                  Member:  Ethics Committee
              Director since 1990              Executive Committee
                                               Nominating Committee


              Mr. Simmons has served as Chairman and Chairman of the Executive Committee of Allegheny Ludlum Corporation, Pittsburgh, Pennsylvania, a specialty steel manufacturer, since 1990. He served as Chairman and Chief Executive
Officer from 1980 to 1990, and as a Director of that company since 1980. He had been a Director of Allegheny Ludlum Industries from 1973 to 1980 and a member of the Executive Office of that company from 1978 to 1980. Mr. Simmons is a Director of PNC Bank Corp. He is a member of the Massachusetts Institute of Technology Corporation and Development Committee, Director and Chairman of the Pittsburgh Symphony Society, President and a member of the Executive Committee of the Allegheny Conference on Community Development and a member of the Executive Committee and Director of the Southwestern Pennsylvania United Way.






(1)  Wholly owned subsidiary of the Company.

CONTINUING DIRECTORS WITH A TERM EXPIRING MAY 1996



(photo        PAUL E. LEGO            Member:  Compensation and
 omitted)     Age 64                             Benefits Committee
              Director since 1991              Executive Committee
                                               Financial Policy
                                                 Committee
                                               Nominating Committee


              Mr. Lego served as Chairman and Chief Executive Officer of Westinghouse Electric Corporation, an electronic products and services, environmental systems, equipment and broadcasting company, Pittsburgh, Pennsylvania, from 1990 to his retirement in January 1993. He served that company as President and Chief Operating Officer from 1988 to 1990 and as a Director from 1988 to 1993. He had been Senior Executive Vice President, Corporate Resources from 1985 to 1988, Executive Vice President, Westinghouse Industries & International Group from 1983 to 1985 and Executive Vice President, Westinghouse Industry Products from 1980 to 1983. Prior thereto, he served in various engineering and management capacities with Westinghouse since 1956. Mr. Lego is the non-executive Chairman of the Board of Commonwealth Aluminum Corporation and a Director of the Lincoln Electric Company and USX Corporation. He is a member of the Business Council and a Trustee of the University of Pittsburgh.




(photo        MARGARET A. MCKENNA     Member:  Compensation and
 omitted)     Age 49                             Benefits Committee
              Director since 1994              Ethics Committee
                                               Nominating Committee


              Ms. McKenna has served as President of Lesley College, Cambridge, Massachusetts, since 1985. She served as Vice President, Program Planning, Radcliffe College from 1982 to 1985 and as Director of its Bunting Institute from 1981 to
1985. Prior thereto, she has served as Deputy Under Secretary of the U.S. Department of Education, Deputy Counsel to the President of the United States, and in posts with the International Association of Human Rights agencies and U.S. Department of Justice. Ms. McKenna is a Director of Best Products and The Stride Rite Corporation.

CONTINUING DIRECTORS WITH A TERM EXPIRING MAY 1996


(photo        WALTER R. PEIRSON       Member:  Audit Committee
 omitted)     Age 68                           Financial Policy
              Director since 1989                Committee
                                               Nominating Committee


              Mr. Peirson served as a Director of Amoco Corporation, Chicago, Illinois, an integrated oil company and producer of natural gas, from 1976 to 1989, and as an Executive Vice President of that company from 1978 until his retirement in
1989. Mr. Peirson served as President of Amoco Oil Company from 1974 to 1978, Executive Vice President from 1971 to 1974 and Vice President-Marketing of that company from 1968 to 1971. He was President of Toloma Gas Products Co., subsidiary of Standard Oil Company
(Indiana), from 1964 to 1968. He served as President of General Gas Corporation from 1962 to 1964 and Executive Vice President of that company from 1961 to 1962. He was an attorney at Standard Oil Company of Indiana from 1955 to 1961. He is a Director of American National
Bank & Trust Company of Chicago, American National Corporation and the Federal Signal Corporation. He is also a Trustee of the Museum of Science and Industry in Chicago, Illinois.

CONTINUING DIRECTORS WITH A TERM EXPIRING MAY 1997



(photo        WILLIAM S. BARRACK, JR. Member:  Audit Committee
 omitted)     Age 65                           Ethics Committee
              Director since 1994              Nominating Committee


              Mr. Barrack served as Senior Vice President of Texaco Inc., Harrison, New York, an integrated oil company and a producer of natural gas, from 1983 to his retirement in 1992. He served as a Senior Director of Caltex Petroleum Corporation from 1982 to 1992, President of Texaco Oil Trading & Supply Company from 1983 to 1984, Chairman and Chief Executive Officer of Texaco Limited-London from 1980 to 1983. Prior thereto, he served in various marketing, producing and management positions with Texaco Inc. since
1953. Mr. Barrack is a Director of Standard Commercial Corporation and the International Executive Services Corp.

CONTINUING DIRECTORS WITH A TERM EXPIRING MAY 1997



(photo        RAY J. GROVES           Member:  Audit Committee
 omitted)     Age 59                           Financial Policy
              Director since 1994                Committee
                                               Nominating Committee


              Mr. Groves served as Chairman and Chief Executive Officer of Ernst & Young, New York, New York, a public accounting firm from 1991 to his retirement in 1994. He served as Co-Chief Executive Officer of the firm from 1989 to 1991 and served as
Chairman and Chief Executive Officer of Ernst & Whinney from 1977 to 1989. Mr. Groves was admitted as a Partner in the firm in 1966, having joined the firm in 1957. Mr. Groves is a Director of Marsh & McLennan
Companies, Inc., and serves as a Trustee of The Business Council for the United Nations and as a Managing Director and Treasurer of the Metropolitan Opera Association.





(photo        STEVEN A. MINTER         Chair:  Compensation and
 omitted)     Age 56                             Benefits Committee
              Director since 1988     Member:  Ethics Committee
                                               Nominating Committee


              Mr. Minter has been the Executive Director and President of The Cleveland Foundation, Cleveland, Ohio, since 1984, an organization supporting health, human services, cultural and educational programs in the greater Cleveland area. He had been Associate Director and Program Officer of The Cleveland Foundation from 1975 to 1980 and from 1981 to 1983. He served as Under Secretary of the U.S. Department of Education, Washington, D.C., from 1980 to
1981. He was the Commissioner of Public Welfare for the Commonwealth of Massachusetts from 1970 to 1975. Mr. Minter is a Director of Goodyear Tire & Rubber Company, Rubbermaid Inc. and KeyCorp. He is also a
Trustee of the College of Wooster and of The Foundation Center.

CONTINUING DIRECTORS WITH A TERM EXPIRING MAY 1997



(photo        LOIS WYSE                Chair:  Ethics Committee
 omitted)     Age 68                  Member:  Compensation and
              Director since 1978                Benefits Committee
                                               Nominating Committee


              Ms. Wyse has been President of Wyse Advertising, Inc., a Cleveland-based advertising agency with offices in New York, New York, since February 1979, and prior thereto had been an Executive Vice President of the same firm since 1970. She is a Contributing Editor of Good Housekeeping magazine, a syndicated columnist for United Features Syndicate, and a widely published author.
She is a Trustee of Beth Israel Medical Center.


DIRECTOR RETIRING IN MAY 1995



(photo        THEODORE LEVITT          Chair:  Nominating Committee
 omitted)     Age 70                  Member:  Audit Committee
              Director since 1982              Financial Policy
                                                 Committee


              Professor Levitt is the Edward W. Carter Professor of Business Administration, Emeritus, Harvard University Graduate School of Business Administration in Boston, Massachusetts. He served as Editor of the Harvard Business
Review from September 1985 to December 1989, and became a member of the faculty of the Graduate School of Business Administration, Harvard University in 1959, serving as head of its marketing area for six years. He was a full-time economic and marketing consultant to Standard Oil Company (Indiana) from 1955 to 1959, has been consultant to senior management of a large variety of major corporations and industries, and has authored numerous books on marketing theory and practice. He is a Director of Landmark Graphics Corporation, Melville Corporation, Sanford
C. Bernstein Fund, Inc., Saatchi & Saatchi Company PLC and The Stride Rite Corporation.

THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES THEREOF

BOARD OF DIRECTORS
The Company is managed under the direction of the Board of Directors, which met eight times in 1994. To assist it in various areas of responsibility, the Board has established several standing committees that are briefly described below.

AUDIT COMMITTEE
The Audit Committee is composed of five non-employee Directors. Among its functions are: reviewing the scope and effectiveness of audits by the independent accountants and the Company's internal auditing staff; selecting and recommending to the Board of Directors the employment of independent accountants, subject to ratification by the stockholders; receiving and acting on comments and suggestions by the independent accountants and by the internal auditors with respect to their audit activities; approving fees charged by the independent accountants; and reviewing the Company's annual financial statements before their release. The Committee met four times in 1994.

COMPENSATION AND BENEFITS COMMITTEE
The Compensation and Benefits Committee is composed of five non-employee Directors. The Committee approves the salary budgets for all non-union employees and fixes the salaries of the Officers and other personnel on the executive payroll of the Company and its subsidiaries.

	The Committee also has general supervision over the administration of all non-union employee pension, compensation and benefit plans of the Company and its subsidiaries; reviews proposals with respect to the creation of and changes in such plans; and makes appropriate recommendations with respect thereto to the Board of Directors. The Committee met four times in 1994.

ETHICS COMMITTEE
The Ethics Committee consists of five non-employee Directors. Its function is to review and act on all situations subject to the provisions and procedures of the Company's Business Ethics Policy and to monitor the Company's environmental compliance activities. The Committee met four times in 1994.

FINANCIAL POLICY COMMITTEE
The Financial Policy Committee consists of five non-employee Directors and the Chairman of the Board. Its function is to oversee the short-term and long-term financial activities and planning of the Company including dividend actions. The Committee met three times in 1994.

NOMINATING COMMITTEE
The Nominating Committee currently consists of ten non-employee Directors and the Chairman of the Board. It reviews the qualifications of Director candidates on the basis of recognized achievements and their ability to bring skills and experience to the deliberations of the Board. It also recommends qualified candidates to the Board, including the slate of nominees submitted to the stockholders at the Annual Meeting; reviews the size and composition of the Board; and monitors the Company's management succession program. The Committee met five times in 1994.
	Stockholders who wish to propose candidates to the Nominating Committee for election to the Board at the 1996 Annual Meeting should write to the Corporate Secretary, Consolidated Natural Gas Company, CNG Tower, 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3199, between March 21, 1996 and April 19, 1996, stating in detail the qualifications of such candidates for consideration by the Committee. Any such recommendation should be accompanied by a written statement from the candidate of his or her consent to be considered as a candidate and, if nominated and elected, to serve as a Director.


SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table lists the beneficial ownership, as of January 31, 1995, of the Company's Common Stock by each current Director, named executive and all current Directors and Officers as a group.



                              Number of       Number of
                               Shares        Shares Under     Percent of
    Name of                  Beneficially     Exercisable     Outstanding
Beneficial Owner               Owned(1)       Options(2)     Common Stock
__________________________________________________________________________
W. S. Barrack, Jr.                500                            .001

J. W. Connolly                    800                            .001

G. A. Davidson, Jr.            42,919           54,715           .105

R. R. Gifford                  16,115           16,314           .035

R. J. Groves                    1,000                            .001

D. P. Hunt                     16,261           21,528           .041

L. D. Johnson                  17,024           21,954           .042

P. E. Lego                        600                            .001

T. Levitt                         900                            .001

M. A. McKenna                     100                               -(3)

                              Number of       Number of
                               Shares        Shares Under     Percent of
    Name of                  Beneficially     Exercisable     Outstanding
Beneficial Owner               Owned(1)       Options(2)     Common Stock
__________________________________________________________________________
S. A. Minter                      930                            .001

W. R. Peirson                   2,100                            .002

R. P. Simmons                   1,100                            .001

L. J. Timms, Jr.               21,088           18,762           .043

L. Wyse                           500                            .001

Directors and Officers of the
Company as a group
(21 persons)                  161,436          171,046           .357
____________

(1) Includes shares owned by spouses and, in the case of employees, shares beneficially owned under the Alternate Thrift Trust of the Employees Thrift Plans and the Employee Stock Ownership Plan. Unless otherwise noted, the Directors and Officers have sole voting and investment power.

(2) Includes shares subject to options exercisable on January 31, 1995, and options which will become exercisable within 60 days thereafter.

(3) Less than .001% of outstanding shares.
__________________________________________________________________________

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the compensation of the named Executive Officers for the last three completed fiscal years of the Company.

SUMMARY COMPENSATION TABLE

                                                             Long-Term
                                Annual Compensation         Compensation
                            ____________________________  ___________________
                                                 Other                            All
                                                 Annual   Restricted   Shares    Other
                                                 Compen-    Stock      Under-   Compen-
     Name and                          Bonus     sation    Award(s)    lying    sation
Principal Position    Year   Salary     (1)       (2)        (3)      Options     (4)
____________________  ____  ________  ________  ________  __________  _______  ________
G. A. Davidson, Jr.   1994  $564,400  $      0  $  9,119               29,607   $42,617
(Chairman and         1993   511,100   280,400     3,012               27,310    38,654
Chief Executive       1992   483,400   219,103     3,000               35,013    36,364
Officer, Director)

R. R. Gifford         1994   221,100         0     3,958                5,891    22,394
(President, CNG       1993   187,600    96,600       312                5,434    19,082
Energy Services)      1992   176,100    87,573       334                6,966    15,196

D. P. Hunt            1994   266,200         0     3,497               10,226    26,908
(President,           1993   229,600   129,200     8,385                9,566    20,703
CNG Producing)        1992   216,000    61,819    10,889                8,430    16,414

L. D. Johnson         1994   307,100         0     5,051               11,622    30,994
(Vice Chairman,       1993   273,700   156,000       793               15,790    27,687
Chief Financial       1992   255,400   165,755       762               12,262    25,495
Officer, Director)

L. J. Timms, Jr.      1994   266,200         0     5,952               10,226    26,908
(President, CNG       1993   232,800   137,000       708                9,566    18,796
Transmission)         1992   219,300   114,967       866               12,262    16,620
____________________

(1) Amounts shown for 1992 bonus include cash bonus and 1992 restricted stock bonus priced at $47.00 per share (closing price on March 15, 1993, the grant date). The restrictions on the stock lapsed six months after the grant date. The 1993 bonus was paid entirely in cash.

(2) Includes only tax reimbursements. No amounts are included in this column for the Executive Split Dollar Life Insurance Plan because the executives' contributions to this plan are greater than or equal to the term life insurance costs that apply to the underlying life insurance policies. No amounts are included for perquisites or personal benefits because, for each Executive Officer, the aggregate amount of such compensation was less than $50,000 and less than 10% of that executive's base salary and bonus.

(3) Restricted Stock Award Grants are reported at aggregate market value at the date of grant. Restrictions on the awards lapse in 25% increments, beginning with the first anniversary and on each of the next three anniversaries of the grant date. Dividends are paid on the shares from the date of grant. Restricted Stock Award Grants are based on the individual's level of performance and responsibility. At December 31, 1994, the number of restricted stock holdings for each of the named Executive Officers was: Mr. Davidson, 7,866; Mr. Gifford, 2,476; Mr. Hunt, 2,862; Mr. Johnson, 2,729; and Mr. Timms, 2,624. The
    aggregate values of such holdings at December 31, 1994, at the year-end closing price of $35.50 per share, for each of the named Executive Officers was: Mr. Davidson, $332,581; Mr. Gifford, $114,511; Mr. Hunt, $121,049; Mr. Johnson, $115,470; and Mr. Timms,
    $111,388.

(4) Comprised of annual employer matching thrift plan contributions and ESOP allocations.

The following table contains information concerning the grant of stock options under the Company's 1991 Stock Incentive Plan to the named Executive Officers as of the end of the last fiscal year of the Company. No SARs (stock appreciation rights) have been granted.

OPTION GRANTS IN LAST FISCAL YEAR


                           Individual Grants
                    ________________________________
                             % of
                    Number   Total                               Potential
                      of    Options                          Realizable Value at
                    Shares  Granted  Exercise                  Assumed Annual
                     Under-  to Em-     or                      Rates of Stock
                     lying   ployees   Base                  Price Appreciation
                    Options    in      Price  Expir-         for Option Term (2)
                    Granted  Fiscal    Per    ation  ____________________________________
Name                  (1)      Yr.     Share   Date   0%       5%                10%
___________________ _______  _______  _______ ______ ___ ______________    ______________
G. A. Davidson, Jr.  29,607    4.55%  $44.125  2004   0  $      821,594    $    2,082,079

R. R. Gifford         5,891     .91    44.125  2004   0         163,475           414,278

D. P. Hunt           10,226    1.57    44.125  2004   0         283,771           719,132

L. D. Johnson        11,622    1.79    44.125  2004   0         322,510           817,304

L. J. Timms, Jr.     10,226    1.57    44.125  2004   0         283,771           719,132
_________________________________________________________________________________________
All Shareholders        N/A     N/A       N/A   N/A   0  $2,581,570,500    $6,542,206,506
_________________________________________________________________________________________
All Optionees       650,493  100.00   $34.750- 2004   0  $   18,051,165    $   45,745,196
                                      $45.125
_________________________________________________________________________________________
Optionee Gain as
  % of All
  Shareholder Gain      N/A     N/A       N/A   N/A  N/A            .7%               .7%
_________________________________________________________________________________________

(1) All material terms of the Non-Qualified Stock Options granted in 1994 are as follows: Non-Qualified Stock Options are granted at the fair market value of a share on the date of grant of the option. The option expires on the tenth anniversary of the grant date and is exercisable in installments of up to 25% of the shares on or after the second, third, fourth and fifth anniversaries of the grant. If the employee retires from CNG, his or her options expire the earlier of the option expiration date or three years after he or she retires. If an employee otherwise leaves CNG, his or her options expire the earlier of the option expiration date or three months after he or she ceases to be employed by CNG. Subject to the vesting schedule, options are exercisable from time to time up to the expiration date. Non-Qualified Stock Option Award grants are based on the individual's level of performance and responsibility.

(2) Based on actual option term (10-year) and annual compounding at rates shown. The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price.
    No gain to the optionees is possible without stock price appreciation, which will benefit all shareholders commensurately. A 0% gain in stock price appreciation will result in 0 dollars for the optionees. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.
_______________________________________________________________________

The following table sets forth information with respect to the named Executive Officers concerning the exercise of options during the last fiscal year of the Company and unexercised options held as of the end of the fiscal year.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND DECEMBER 31, 1994, YEAR-END OPTION VALUES

                                           Number of            Value of
                                       Shares Underlying       Unexercised,
                                      Unexercised Options In-the-Money Options
                                       Held at Year-End      at Year-End (2)
                     Shares           ___________________ ____________________
                    Acquired  Value
                       On    Realized Exercis- Unexercis- Exercis- Unexercis-
Name                Exercise    (1)     able      able      able      able
___________________ ________ ________ ________ __________ ________ __________

G. A. Davidson, Jr.       0  $      0   29,165    99,843   $6,565    $19,694

R. R. Gifford             0         0   11,095    19,999    2,123      3,918

D. P. Hunt                0         0   13,665    31,823    1,581      4,742

L. D. Johnson             0         0   11,139    42,755    2,300      6,897

L. J. Timms, Jr.          0         0    9,948    34,690    2,300      6,897
__________________

(1) Market value of underlying shares at time of exercise minus the exercise price.

(2) Market value of underlying shares at year-end market price of $35.50 per share minus the exercise price.

LONG-TERM INCENTIVE PLAN AWARDS IN THE LAST FISCAL YEAR
No Restricted Stock Awards were made to the named executives under the Long-Term Incentive Plan in 1994.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AGREEMENTS
Messrs. Davidson, Gifford, Hunt, Johnson and Timms entered into agreements with the Company dated November 14, 1989, that have provisions which become operative upon a defined change of control of the Company. Such agreements preserve for three years following a change of control the annual salary levels and employee benefits as are then in effect for these executives and provide that, in the event of certain terminations of employment, these executives shall receive severance payments equal to 2.99 times their respective annual compensation prior to severance.

COMPENSATION AND BENEFITS COMMITTEE REPORT
The Company's executive compensation programs are administered by the Compensation and Benefits Committee of the Board of Directors (the "Committee"), which is composed of five non-employee Directors. The
Committee reviews and approves all issues pertaining to executive compensation. Total compensation is designed in relationship to compensation paid by competitor organizations. Base salary and long-term incentive compensation are targeted to median market levels and short-term incentive compensation is goal-based and structured to be comparable to that paid by competitor organizations. The objective of the Company's three compensation programs (base salary, short-term incentive and long-term incentive) is to provide a total compensation package that will enable the Company to attract, motivate and retain outstanding individuals and align their success with that of the Company's shareholders.
	Competitor organizations are defined annually as part of the compensation administration process and include fully integrated natural gas companies as well as broader industry comparatives, e.g., comparably-sized general industrial companies and, where appropriate, specific energy companies.
	The level of base salary paid to executives for 1994 was determined on the basis of performance and experience. The Company measures or identifies its base salary structure by range midpoints in comparison to base salaries offered by competitors. Salary levels are targeted to, and in 1994, correspond to the median range of compensation paid by competitor organizations. These are not the same companies that comprise the American Gas Association Diversified Gas Index shown on the shareholder return performance presentation. The specific competitive marketplace which the Company and its subsidiaries use in base salary analysis is determined based on the nature and level of the positions being analyzed and the labor markets from which individuals would be recruited. The Committee also considered the competitiveness of the entire compensation package in its determination of salary levels.

	Short-term incentive compensation plans are used at both corporate and subsidiary levels. The appropriateness of applying an incentive compensation arrangement to any given position is determined based on the nature of the position, its potential for contribution and the then-current competitive environment. Short-term incentive opportunity is structured so that awards are competitive at a level commensurate with the performance level achieved by the employee with consideration for the employee's level of responsibility. The short-term incentive plan has threshold, target and maximum bonus levels for the various executive levels based on competitive data. For the named Executive
Officers, the threshold bonus level is 18% to 20% of base pay, the target bonus level is 45% to 50% of base pay, and the maximum bonus level is 63% to 70% of base pay. At the corporate level, the primary form of short-term incentive compensation is a cash or stock bonus pool arrangement, for which all employees on the Company's System executive payroll are eligible. The bonus pool is established as a percentage of corporate net income based on a weighted differential between established goals and actual performance; the pool is then, in turn, allocated to individual participants based on the achievement of their individual and respective company goals. At 85% of goal achievement, the threshold bonus pool is created; at 100% of goal, the target bonus pool is achieved; at 115% or greater of goal achievement, the maximum bonus pool is achieved. At less than the threshold level, there is no bonus pool. The performance measures (weighted as indicated) are based on the Company's fixed charge coverage ratio (20%), return on equity
(40%), net income (20%) and cash flow (20%), with performance goals established based on the Company's annual long-range forecast, actual prior year performance and business plan reviews. Performance targets are set to meet or exceed the performance of peer companies. For the last fiscal year, the overall goal achievement was 84.0% with return on equity achieving 83.5% of goal, fixed charge coverage ratio achieving
95.4% of goal, net income achieving 89.8% of goal, and cash flow achieving 67.3% of goal. Based on 1994 performance, no bonus pool was established.
	Long-term incentive compensation plans are limited to only those employees who are in positions which can affect the long-term success of the Company, including both the establishment and execution of the Company's business strategies. The 1991 Stock Incentive Plan is the principal method for long-term incentive compensation, and compensation thereunder principally takes the form of Non-Qualified Stock Option grants and Restricted Stock Awards. The purposes of long-term incentive compensation are to: (i) focus key executives' efforts on performance which will increase the value of the Company to its shareholders; (ii) align the interests of management with those of the shareholders; (iii) provide a competitive long-term incentive and capital accumulation opportunity; and (iv) provide a retention incentive for selected key executives. Performance criteria used in long-term incentives are tied directly to the individual participant's performance over time and his or her impact on increasing the economic performance of the Company. Previous awards of options or retricted stock are not considered in the determination of an award. Executive performance against stated position responsibilities and goals is evaluated annually. Such performance rating is used with the level of responsibility in determining the amount of the award. At expected levels of performance, the long-term incentive award is structured at the median range; at levels of performance that exceed expectations, the grant is structured at the 75th percentile; if performance is outstanding, the grant is structured at the 90th percentile.
	The Committee utilizes the services of an independent compensation consultant to assess market relativity of executive compensation ranges. Consistent with the Company's compensation philosophy, adjustments are made to any executive compensation ranges necessary to achieve levels of compensation at the median market position.
	Effective for the tax-year ended December 31, 1994, the Revenue Reconciliation Act of 1993 placed certain limits on the deductibility of non-performance based executive compensation. Current and anticipated levels of executive compensation do not subject the Company to these limitations. At such time that executive compensation levels subject the Company to deductibility limits, the Committee will consider the Company's alternatives with respect to qualifying executive compensation for deductibility.
	Mr. Davidson's compensation for 1994 was determined in the general context of the programs described above. Mr. Davidson's 1994 incentive compensation goals were based in part on the following measures of the Company's performance (weighted as shown): net income (10%), cash flow (defined as net income plus depreciation plus deferred taxes minus dividends) (5%), return on equity (compared to peer companies) (10%), credit rating of the Company's long-term debt (15%), price to earnings ratio (compared to published summary data) (10%), and the continued improvement in System exploration and production financial performance
(20%). In addition, Mr. Davidson's 1994 incentive compensation goals were based upon his support for CNG Energy Services Corporation to ensure its success in 1994 (10%) and discretion of the Committee (20%).
Mr. Davidson's threshold bonus level is 20% of base pay, his target bonus level is 50% of base pay and his maximum bonus level is 70% of base pay. The Compensation and Benefits Committee awarded no incentive compensation to Mr. Davidson for 1994 because, as described on page 21, no bonus pool was established for 1994 performance.


                                  S. A. Minter, Chair
                                  J. W. Connolly
                                  P. E. Lego
                                  M. A. McKenna
                                  L. Wyse


SHAREHOLDER RETURN PERFORMANCE PRESENTATION

Set forth below is a line graph comparing the yearly cumulative total shareholder return on CNG's Common Stock against the cumulative total return of the S&P 500 Stock Index and the American Gas Association
(AGA) Diversified Gas Index for the period of five years commencing December 31, 1989, and ended December 31, 1994.

	The AGA is the primary trade association for the natural gas industry. The AGA's Diversified Gas Index is published in the AGA Financial
Quarterly Review. This publication is sent to industry executives and security analysts and is provided to anyone who requests a copy. The index was prepared in January 1995, under the direction of the AGA
Finance Committee. All companies contained in the index are members of the AGA. Those companies are: Chesapeake Utilities Corp., Columbia
Gas System, Inc., Consolidated Natural Gas Company, Eastern
Enterprises, Energen Corporation, ENSERCH Corporation, Equitable
Resources, K N Energy, Inc., NICOR Inc., Noram Energy, ONEOK Inc.,
Pacific Enterprises, Pennsylvania Enterprises, Inc., Questar
Corporation, South Jersey Industries, Inc., Southwest Gas Corporation, Southwestern Energy, UGI Corporation, Valley Resources, Inc.,
Washington Energy Company and WICOR, Inc.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

(line graph omitted)











              1989      1990      1991       1992     1993       1994
              _______________________________________________________

CNG           $100      $ 91      $ 93       $102     $110       $ 88

S&P 500        100        97       126        136      150        152

AGA            100        89        78         82       93         81
              _______________________________________________________


              *Assumes $100 investment on December 31, 1989, and
               reinvestment of dividends.

NON-EMPLOYEE DIRECTORS' COMPENSATION
Non-employee Directors are currently paid a $24,000 annual retainer, a $2,000 per diem fee for attending each Board meeting including all Board Committee meetings held in conjunction with such Board meeting, and a $1,000 per diem fee for participating in telephonic Board or Board Committee meetings. Committee Chairpersons receive an additional annual fee of $3,000. Such Directors may elect to defer receipt of these payments until after retirement from the Board. Such payments are deferred in the form of cash credits or Consolidated Natural Gas Company Common Stock credits. Such stock credits are valued as Common Stock equivalents equal to the number of shares that could have been purchased at the closing price on the date the compensation was earned.
As of the date any dividend is paid on the Company's Common Stock, a credit is made to each participant's deferred account equal to the number of shares of Common Stock that could have been purchased on such date with the dividend paid. Amounts deferred in the form of cash credits earn interest, compounded quarterly, at a rate equal to the closing prime commercial rate at The Chase Manhattan Bank N.A. on the last day of each quarter. The annual retainer paid to non-employee Directors, as set by the Board of Directors from time to time, shall continue to be paid for life to each non-employee Director retired at age 70, or at an earlier age due to disability, provided the non-employee Director served a minimum of four years and agrees to be generally available as a consultant. Employee Directors do not receive any compensation for service as Directors.
	As approved by the shareholders in May 1994, under the Non-Employee Directors' Restricted Stock Plan, non-employee Directors receive an annual grant of 100 shares of the Company's Common Stock, par value
$2.75 per share, subject to restrictions. Such grant is made on the date of the Annual Meeting of Stockholders. The restrictions on such stock shall lapse in 25% installments on the anniversary date of each grant or shall lapse in total upon the Director's retirement at age 70 or the Director's ceasing to serve due to death or disability.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 1994, the following Directors served as members of the Compensation and Benefits Committee: S. A. Minter, Chair, J. W.
Connolly, P. E. Lego, M. A. McKenna and L. Wyse.
	The Company has Credit Agreements totalling $300 million with a group of banks. Each participating bank is compensated with a commitment fee of 1/8 of 1% on its respective commitment amounts. The Company also maintains commercial paper back-up lines with various banks that total
$475 million. Each commercial paper back-up line bank receives a commitment fee of 1/10 of 1% on its line amount.
	Currently, PNC Bank, Pittsburgh, Pennsylvania, the subsidiary of PNC Bank Corp., of which Messrs. Davidson and Simmons are Directors, provides a commitment of $30 million under the Credit Agreement and a commercial paper back-up line of $130 million. Mellon Bank, N.A., Pittsburgh, Pennsylvania, of which Mr. Connolly is a Director, provides a commitment of $40 million under the Credit Agreement and a commercial paper back-up line of $130 million. Society National Bank, Cleveland, Ohio, the subsidiary of KeyCorp (formerly Society Corporation), of which Mr. Minter is a Director, provides a commitment of $40 million under the Credit Agreement and a commercial paper back-up line of $50 million. At some points during 1994, a maximum of $15 million in borrowings from PNC Bank Corp. were outstanding under the Credit
Agreements, but no amounts were outstanding under the commercial paper back-up line arrangement. There were no amounts outstanding from either Mellon Bank, N.A., or Society National Bank during 1994 under the Credit Agreements or the commercial paper back-up line arrangement.

	The Company has, since 1977, retained Wyse Advertising, Inc., of which Ms. Wyse is the President and a principal stockholder. Wyse Advertising plans, creates, writes and designs media communications at commission rates and billing practices which are comparable to such rates and practices charged by non-affiliated firms. During 1994, the Company paid aggregate commissions of $376,205 to Wyse Advertising.

LIFE INSURANCE AND RELATED BENEFIT PLANS
The Company maintains a program composed of Split Dollar Life Insurance Plans and Supplemental Death Benefit Plans for employees on the executive payroll of the Company and its subsidiaries, as well as non-employee Directors, which provides death benefits to beneficiaries of those individuals. There were 160 eligible employees on December 31, 1994, and 122 were participating. Seven non-employee Directors were also participating. The plans are under the general supervision of the Compensation and Benefits Committee of the Board. Continuation of the plans beyond retirement requires the Committee's approval. The costs for the Split Dollar Life Insurance Plans are shared by the Company and the participants. Each year an employee participant pays a premium based on age and amount of individual coverage, which is approximately twice annual salary. Each year Director participants pay a premium based on age and amount of individual coverage. The Company pays all additional premiums and expects to receive proceeds approximately equal to its investment in the policy through the total coverage exceeding the participant's individual coverage. The Supplemental Death Benefit Plans provide for payments to a deceased participant's beneficiaries over a period of years.

RETIREMENT PROGRAMS
A non-contributory Pension Plan is maintained for employees who are not represented by a recognized union, including Officers of the Company and its subsidiaries. On December 31, 1994, all 3,481 eligible employees of the Company and its subsidiary companies were participating in the Pension Plan.
	The Company also maintains an unfunded Short Service Supplemental Retirement Plan for certain management employees whose commencement of service with the Company occurred after the employee had acquired experience of considerable value to the Company and who will have less than 32 years of service at normal retirement.
	The following table illustrates maximum annual benefits--including any supplemental payment described above but before being reduced by the required offset--at normal retirement date (age 65) on the individual life annuity basis for the indicated levels of final average annual salary and various periods of service.

PENSION PLAN TABLE

_______________________________________________________________________
                                 Annual Pension Benefit
                             for Years of Service Indicated
              _________________________________________________________
Average
Annual Salary     15          20         25         35         40
_______________________________________________________________________

$100,000 . .   $ 34,000   $ 45,300   $ 55,000   $ 59,500   $ 68,000
 150,000 . .     51,000     68,000     82,500     89,300    102,000
 200,000 . .     68,000     90,700    110,000    119,000    136,000
 250,000 . .     85,000    113,300    137,500    148,800    170,000
 300,000 . .    102,000    136,000    165,000    178,500    204,000
 350,000 . .    119,000    158,700    192,500    208,300    238,000
 400,000 . .    136,000    181,300    220,000    238,000    272,000
 450,000 . .    153,000    204,000    247,500    267,800    306,000
 500,000 . .    170,000    226,700    275,000    297,500    340,000
 550,000 . .    187,000    249,300    302,500    327,300    374,000
 600,000 . .    204,000    272,000    330,000    357,000    408,000
 650,000 . .    221,000    294,700    357,500    386,800    442,000
 700,000 . .    238,000    317,300    385,000    416,500    476,000

	The 1994 salaries, projected service to age 65, and estimated annual retirement benefits on the individual life form of annuity, assuming continuation of their December 1994 salaries until age 65 for each of the individuals in the Summary Compensation table, are as follows:

ESTIMATED ANNUAL RETIREMENT BENEFITS

                                 Years of
                                Service at   Years of    Estimated Annual
                         1994    Year-End    Service   Retirement Benefits
Name                    Salary     1994     at Age 65      at Age 65
__________________________________________________________________________

G. A. Davidson, Jr.  . $564,400     28          37           $354,090
R. R. Gifford  . . . .  221,100     32          42            161,340
D. P. Hunt . . . . . .  266,200     31          43            190,895
L. D. Johnson  . . . .  307,100     36          39            187,955
L. J. Timms, Jr. . . .  266,200     31          38            168,615
__________________________________________________________________________

	The Company also maintains a Supplemental Retirement Benefit Plan under which payments may be made, at the sole discretion of the Compensation and Benefits Committee of the Board, to individuals comprising the executive payroll. As of December 31, 1994, there were 160 potentially eligible employees. The decision to grant a Supplemental Retirement Benefit is based on a review of the retiring employee's total available benefits. Payments under such Plan during 1994 amounted to $311,100. The maximum annual supplemental annuity under this Plan is 10% of an individual's final average annual salary. Assuming continuation of their December 1994 salaries until age 65, the five individuals named in the Summary Compensation table would be eligible to receive the following maximum annual supplemental retirement benefits:
Mr. Davidson, $56,800; Mr. Gifford, $23,410; Mr. Hunt, $26,810;
Mr. Johnson, $29,025; and Mr. Timms, $26,810.
	The benefits described above have not been reduced by the limitations imposed on qualified plans by the Internal Revenue Code. As permitted by the Code, the Board of Directors has adopted a policy whereby supplemental payments may be made, as necessary, to maintain the benefit levels earned under the benefit plans.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT
Based on the Company's review of copies of all Section 16(a) forms filed by the Officers and Directors of the Company, the Company believes that in 1994, all filing requirements applicable to its Officers and Directors were complied with, except that one report covering a 417-share sale transaction for Mr. Timms was filed late.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Price Waterhouse has audited the accounts of the Company and its subsidiaries since 1943. On recommendation of the Audit Committee, the Board of Directors has, subject to ratification by the stockholders, appointed Price Waterhouse to audit the accounts of the Company and its subsidiaries for the fiscal year 1995. Audit fees to Price Waterhouse in 1994 incurred by the Company and its subsidiaries were approximately $1,086,900. A representative of Price Waterhouse will be present at the Meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she desires to do so. Accordingly, the following resolutions will be offered at the Meeting:
	RESOLVED, That the appointment, by the Board of Directors of the Company, of Price Waterhouse to audit the accounts of the Company and its subsidiary companies for the fiscal year 1995, effective upon ratification by the stockholders be, and it hereby is, ratified; and
	FURTHER RESOLVED, That a representative of Price Waterhouse shall attend the next Annual Meeting and any special meetings of stockholders that may be held in the interim.

VOTE NEEDED FOR APPOINTMENT OF INDEPENDENT ACCOUNTANTS
An affirmative vote of the holders of a majority of the Company's Common Stock, represented in person or by proxy and entitled to vote at the Meeting, is necessary for ratification. If the stockholders do not ratify the appointment of Price Waterhouse, the selection of independent accountants will be reconsidered by the Audit Committee and the Board of Directors.

BOARD RECOMMENDATION
The Board recommends that stockholders vote FOR Proposal 2, and the accompanying proxy will be so voted, unless a contrary specification is made.

PROPOSAL 3
STOCKHOLDER'S PROPOSAL CONCERNING NON-EMPLOYEE RETIREMENT PLANS

Mr. Kenneth Steiner of 14 Stoner Avenue, Great Neck, New York, who owns 389 shares of the Company's Common Stock has informed management that he will propose the resolution set forth below at the Annual Meeting.

THE STOCKHOLDER'S PROPOSAL
NON-EMPLOYEE RETIREMENT PLANS RESOLUTION
"RESOLVED, That the shareholders assembled in person and by proxy, recommend (i) that all future non-employee directors not be granted pension benefits and (ii) current non-employee directors voluntarily relinquish their pension benefits."

THE STOCKHOLDER'S SUPPORTING STATEMENT
Aside from the usual reasons, presented in the past, regarding "double dipping", that is outside (non-employee) directors who are in almost all cases amply rewarded with their pension at their primary place of employment, and in many instances serving as outside pensioned directors with other companies, there are other more cogent reasons that render this policy as unacceptable.
	Traditionally, pensions have been granted in both the private and public sectors for long term service. The service component usually represents a significant number of hours per week. The practice of offering pensions for consultants is a rarity. Outside directors' service could logically fit the definition of consultants and pensions for this type of service is an abuse of the term.
	But more importantly, outside directors, although retained by corporate management, namely the C.E.O., are in reality representatives of shareholders. Their purpose is to serve as an impartial group to which management is accountable. Although outside directors are certainly entitled to compensation for their time and expertise, pensions have the pernicious effect of compromising their impartiality. In essence, pensions are management's grants to outside directors to insure their unquestioning loyalty and acquiescence to whatever policy management initiates, and at times, serving their own self interests. Thus, pensions become another device to enhance and entrench management's controls over corporate policies while being accountable only to themselves. As a founding member of the Investors Rights Association of America I feel this practice perpetuates a culture of corporate management "cronyism" that can easily be at odds with shareholder and company interest.

	A final note in rebuttal to management's contention that many companies offer their outside directors pensions, so they can attract and retain persons of the highest quality. Since there are also companies that do not offer their outside directors pensions, can management demonstrate that those companies that offer pensions have a better performance record then their non-pensioned peers? In addition, do we have any evidence of a significant improvement in corporate profitability with the advent of pensions for outside directors?
	I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION.

MANAGEMENT'S COMMENTS
The best interests of the Company and its shareholders are served by having high caliber, talented and experienced individuals serving as outside Directors. To attract and retain these highly-sought-after individuals, the Company must provide a competitive total compensation package for its outside Directors. Retirement benefits are a common element of Director compensation packages at large corporations. The Conference Board reports that for companies similar in size to CNG by sales, 75% of the companies that it surveyed provided retirement benefits for their outside Directors.
	The Company has determined that payment of annual retainers to outside Directors who have served a minimum of four years and who agree to remain available to consult with management after their retirement from the Board is appropriate. This program, and other programs which are described elsewhere in this Proxy Statement, provide an incentive to the Board to remain long enough to gain experience and knowledge of the Company's business, and to remain available after retirement. The benefits to which outside Directors are entitled recognize the ever-increasing time commitment, diligence and risks associated with Board service. For these reasons, we unanimously recommend a vote against this proposal.

VOTE NEEDED FOR APPROVAL OF THE PROPOSAL

Approval of this proposal requires an affirmative vote by the holders of the majority of the shares present in person or represented by proxy and entitled to vote. An abstention, broker non-vote or vote withheld will have the same effect as a vote against this proposal.

BOARD RECOMMENDATION
The Board recommends that stockholders vote AGAINST Proposal 3, and the accompanying proxy will be so voted, unless a contrary specification is made.

PROCEDURE FOR SUBMISSION OF 1996 STOCKHOLDER PROPOSALS
Proposals by stockholders for inclusion in the 1996 Annual Meeting Proxy Statement must be received by the Corporate Secretary, Consolidated Natural Gas Company, CNG Tower, 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3199, prior to December 2, 1995. All such proposals are subject to the applicable rules and requirements of the Securities and Exchange Commission.


OTHER BUSINESS
The Board of Directors does not intend to bring any business before the Meeting other than that listed in the foregoing Notice and is not aware of any business intended to be presented to the Meeting by any other person. Should other matters properly come before the Meeting, the persons named in the accompanying proxy will vote said proxy in such manner as they may, in their discretion, determine.

                                  LAURA J. MCKEOWN

                                  Laura J. McKeown
                                  Secretary

March 22, 1995

NOTE:  YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN
YOUR PROXY CARD, OR ATTEND THE MEETING AND VOTE IN PERSON.

                         (FORM OF PROXY - SIDE 1)



CNG                        CONSOLIDATED NATURAL GAS COMPANY
                             PROXY SOLICITED ON BEHALF OF
                        THE BOARD OF DIRECTORS OF THE COMPANY
                 FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 16, 1995.


P The undersigned hereby appoints G.A. Davidson, Jr., L.D. Johnson and S.E. Williams, and each or any of them, proxies with full power of substitution
R to vote the stock of the undersigned, as directed hereon, at the Annual Meeting of Stockholders of CONSOLIDATED NATURAL GAS COMPANY to be held at
O the Sheraton Gateway Hotel, Atlanta Airport, 1900 Sullivan Road, College Park, Georgia 30337, on Tuesday, May 16, 1995, at 9:00 a.m. (EDT), and at
X any adjournment thereof, and, in their discretion, on any other matters that may properly come before the Meeting.
Y

                                                    (change of address)
ELECTION OF DIRECTORS
                                                _____________________________
Nominees:  J.W. Connolly, G.A. Davidson, Jr.,
           L.D. Johnson and R.P. Simmons

                                                _____________________________



                                                _____________________________



                                                _____________________________
                                                (If you have written in the
                                                 above space, please mark the
                                                 "Change of Address" box on
                                                 the reverse side of this
                                                 card.)


PLEASE SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE
REVERSE SIDE. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS, OR, IF YOU GIVE NO INSTRUCTIONS, THIS PROXY WILL
BE VOTED FOR ITEMS 1 and 2 AND AGAINST ITEM 3.


                                                       - - - - - - - -
                                                     /  SEE REVERSE  /
                                                    /      SIDE     /
                                                    - - - - - - - -

                         (FORM OF PROXY - SIDE 2)

     Please mark your        SHARES IN YOUR NAME       REINVESTMENT SHARES
/x/  votes as in this
     example.

                  FOR  WITHHELD                       FOR  AGAINST  ABSTAIN
1. Election of                      2. Ratification
   Directors      / /    / /           of Price       / /    / /      / /
   (see reverse)                       Waterhouse
                                       as indepen-
                                       dent account-
                                       ants.

For, except vote withheld
from the following nominee(s):

______________________________

                           FOR  AGAINST  ABSTAIN
3. Adoption of a
   shareholder-proposed    / /    / /      / /
   resolution.


                      THE BOARD OF DIRECTORS RECOMMENDS
                          A VOTE FOR ITEMS 1 AND 2
                             AND AGAINST ITEM 3.


                            Change
                              of          / /
                            Address

                            Attend
                            Meeting      / /
                          (no ticket
                           required)



SIGNATURE(S) ______________________________________  DATE  _______________




SIGNATURE(S) ______________________________________  DATE  _______________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing on behalf of a corporation, please sign the full corporate name by authorized officer.